Exhibit 99.1

NEWS RELEASE

LINN Energy Founder Michael C. Linn Retiring and Named Director and Founder;
LINN Energy President and CEO Mark E. Ellis Named Chairman of the Board

HOUSTON, Dec. 1, 2011 – LINN Energy, LLC (NASDAQ: LINE) announced today that Michael C. Linn, who founded LINN Energy in 2003, is retiring from the company and will step down as Executive Chairman of the Board. He will continue to serve on LINN’s board as Director and Founder. LINN Energy President and Chief Executive Officer Mark E. Ellis will add the role of Chairman of the Board to his responsibilities. Both changes will be effective Dec. 31, 2011.

Under Linn’s leadership, LINN Energy became the first publicly traded E&P limited liability company in 2006. Since then, the company has grown to an enterprise value of approximately $10 billion. Headquartered in Houston, Texas, the company's core focus areas are the Mid-Continent, Permian Basin, Michigan, California and Williston Basin.

“The company has been far more successful than I ever envisioned,” said Linn. “I am fortunate to have both led and worked alongside the innovative team of people who have transformed LINN Energy from a small company in Pittsburgh, Pennsylvania, with a few natural gas wells and three employees to a company that ranks among the largest independent E&P companies in the U.S. and has 800 employees across the nation. Throughout that growth, we have increased our quarterly cash distribution to unitholders by more than 70 percent.”

Ellis joined LINN Energy in December 2006 and has served as President and Chief Executive Officer since January 2010. He has more than 30 years of industry experience and spent more than 20 years in senior leadership roles at Burlington Resources and ConocoPhillips before joining LINN.

“Since Mark came on board in 2006, he has demonstrated both his passion for the company and strong leadership skills,” added Linn. “The company has continued to flourish under his direction as CEO, and I have full confidence in his ability to continue leading LINN Energy and its board to even more success in the future.”

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 3.2 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010 (pro forma for announced and closed 2011 acquisitions). More information about LINN Energy is available at www.linnenergy.com.

CONTACTS:               LINN ENERGY, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183